Exhibit 4.1

JETPAY CORPORATION

SECURITIES PURCHASE AGREEMENT

May 1, 2014

6.3.	Use of Proceeds	18
6.4.	Listing	18
6.5.	Section 203 of the Delaware General Corporation Law	18
6.6.	Conversion of Preferred Stock	19
6.7.	Public Disclosures	19
6.8.	Restrictions on Transfer	19
6.9.	Piggyback Registrations.	20
6.10.	Further Assurances; Cooperation	21

Section 7.	Transfer of Restricted Securities	21
7.1.	General Provisions	21
7.2.	Opinion Delivery	21
7.3.	Legend; Legend Removal	22
7.4.	Rule 144A	22

Section 8.	Representations and Warranties of the Company	23
8.1.	Organization and Corporate Power	23
8.2.	Capital Stock and Related Matters	23
8.3.	Subsidiaries; Investments	24
8.4.	Authorization	24
8.5.	No Breach	25
8.6.	Licenses	25
8.7.	Company Filings; Financial Statements	25
8.8.	Internal Controls	26
8.9.	Absence of Undisclosed Liabilities	26
8.10.	No Material Adverse Change	27
8.11.	Absence of Certain Developments	27
8.12.	Property	28
8.13.	Tax Matters	28
8.14.	Contracts and Commitments	29
8.15.	Intellectual Property Rights	30
8.16.	Litigation, etc.	30
8.17.	Brokerage	30
8.18.	Governmental Consent, etc.	30
8.19.	Insurance	31
8.20.	Employees	31
8.21.	Employee Benefits	31
8.22.	Compliance with Laws; Card Associations	32
8.23.	Affiliated Transactions	32
8.24.	Private Placement	32
8.25.	Application of Takeover Protections	32
8.26.	Customers and Suppliers	33
8.27.	Disclosure.	33

Section 9.	Representations and Warranties of Purchaser	33
9.1.	Organization and Existence	33
9.2.	Authorization	33

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9.3.	Private Placement	34
9.4.	No Conflict, Breach, Violation or Default	34
9.5.	No Reliance	35
9.6.	Financial Capability	35
9.7.	Brokers and Finders	35

Section 10.	Survival of Representations and Warranties; Indemnification	35
10.1.	Survival of Representations and Warranties	35
10.2.	Indemnification	36

Section 11.	Termination Prior to the Initial Closing	37

Section 12.	General Provisions	38
12.1.	Expenses	38
12.2.	Amendments and Waivers	39
12.3.	Severability	39
12.4.	Remedies	39
12.5.	Successors and Assigns	40
12.6.	Notices	40
12.7.	Business Days	41
12.8.	Governing Law	41
12.9.	Mutual Waiver of Jury Trial	41
12.10.	Consent to Jurisdiction and Service of Process	41
12.11.	Effective Date	42
12.12.	Descriptive Headings; Interpretation	42
12.13.	No Strict Construction	42
12.14.	Electronic Delivery	42
12.15.	Entire Agreement	42
12.16.	Counterparts	42
12.17.	Capital and Surplus; Special Reserves	43
12.18.	Treatment of the Preferred Stock and Series A-2 Preferred Stock	43
12.19.	Generally Accepted Accounting Principles	43
12.20.	Third Party Beneficiaries	43

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LIST OF EXHIBITS

Exhibit A	-	Series A-1 Certificate of Designation

Exhibit B	-	Series A-2 Certificate of Designation

Exhibit C	-	Opinion of Counsel

- iv -

LIST OF SCHEDULES

Capitalization Schedule
Subsidiary Schedule
Restrictions Schedule
Liabilities Schedule
Adverse Change Schedule
Developments Schedule
Contracts Schedule
Leased Real Property Schedule
Taxes Schedule
Litigation Schedule
Brokerage Schedule
Consents Schedule
Insurance Schedule
Employees Schedule
Employee Benefits Schedule
Compliance Schedule
Affiliated Transactions Schedule
Customers Schedule

- v -

JETPAY CORPORATION

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of May 1, 2014, among JetPay Corporation (f/k/a Universal Business Payment Solutions Acquisition Corporation), a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”). Except as otherwise indicated herein, all capitalized terms used are defined in Section 1.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.          Definitions.   For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Additional Closing” has the meaning set forth in Section 2.3(b).

“Additional Preferred Stock” has the meaning set forth in Section 2.3(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Philadelphia, Pennsylvania are closed for business as a result of federal, state or local holiday.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred) and (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of, the issuing Person, including in each case any and all warrants, rights or options to purchase any of the foregoing.

“Card Association” means MasterCard International, Inc., VISA U.S.A., Inc., VISA International, Inc., Discover, JCB, American Express, Diners Club, Voyager, Carte Blanche and any other material card association, debit card network or similar entity with whom the Company and/or any of its Subsidiaries may directly or indirectly have a sponsorship agreement.

“Certificate of Designation” has the meaning set forth in Section 3.2.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation dated as of December 28, 2012, as amended.

“Closing” has the meaning set forth in Section 2.3(b).

“Closing Price” means the closing price published by NASDAQ.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Common Stock” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the preamble.

“Company Filings” has the meaning set forth in Section 8.7(a).

“Deemed Common Equity Value” means $34,587,282.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for, Common Stock.

“Designated Assets” means those funds being held as of the date hereof by Merrick belonging to the Company’s JetPay, LLC Subsidiary in each case in the amounts and pursuant to the agreements as set forth on Schedule 1 hereto.

“Direct Air Matter” means the cessation of operations of Southern Sky Air & Tours, LLC d/b/a Direct Air and a/k/a Myrtle Beach Direct Air and Tours and any chargebacks from customers arising therefrom or related thereto and any obligations or liabilities to Merrick Bank Corporation or its Affiliates or insurers arising therefrom or related thereto (whether pursuant to a sponsorship agreement or otherwise), together with all costs, expenses and fees arising out of, related to, or sustained in connection with any of the foregoing, including, without limitation any fees and expenses incurred by Merrick Bank Corporation and any fees and expenses of counsel related thereto.

“Disclosure Schedules” shall mean, collectively, the Capitalization Schedule, the Subsidiary Schedule, the Restrictions Schedule, the Liabilities Schedule, the Adverse Change Schedule, the Developments Schedule, the Contracts Schedule, the Leased Real Property Schedule, the Taxes Schedule, the Intellectual Property Schedule, the Litigation Schedule, the Brokerage Schedule, the Consents Schedule, the Insurance Schedule, the Employees Schedule, the Employee Benefits Schedule, the Compliance Schedule, the Affiliated Transactions Schedule and the Customers Schedule.

“Employee Benefit Plan” has the meaning set forth in Section 8.21.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, in each case as amended from time to time, and judicial rulings and interpretations thereof.

“Escrowed Shares” means 3,333,333 shares of the Company’s Common Stock held as of the date hereof in escrow pursuant to the JetPay Escrow Agreement.

“Event of Noncompliance” has the meaning set forth in the Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal Law then in force.

“Existing Secured Convertible Notes” means the Company’s secured convertible promissory notes issued pursuant to that certain Secured Convertible Note Agreement, dated as of December 28, 2012, by and among the Company and the purchasers of such notes.

“Flexpoint” means Flexpoint Fund II, L.P.

“Flexpoint SPA” means that certain Securities Purchase Agreement, dated as of August 22, 2013, by and between the Company and Flexpoint, as amended from time to time in accordance with its terms.

“Fundamental Representations” means the representations and warranties set forth in Sections 8.1, 8.2, 8.4, 8.5, 8.25, 9.1, 9.2, 9.3(a) and 9.4.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means a domestic (federal, state, municipal or local) or foreign government or governmental, regulatory, political, judicial or quasi-judicial authority or administrative subdivision, department, agency, commission, board, bureau, court or instrumentality thereof.

“Implied Value” means as to each Escrowed Share, the deemed value of such share used by the parties to the JetPay Escrow Agreement for purposes of satisfying a claim thereunder; provided, however, that if such parties do not specify or otherwise agree upon a deemed value of such share, the deemed value for purposes of this Agreement shall be the fair market value.

“Incentive Plan” means any stock option plan, employee stock ownership plan, stock appreciation plan or phantom stock plan of the Company that is approved by the Board.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

“Indemnified Liabilities” means any and all actions, causes of action, suits, claims, losses, diminutions in value, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements.

“Indemnitees” has the meaning set forth in Section 10.2(a).

“Initial Closing” has the meaning set forth in Section 2.3(a).

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) and (vii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRS” means the United States Internal Revenue Service.

“JetPay Escrow Agreement” means that certain Escrow Agreement, dated as of December 28, 2012, by and among Merrick, the Company, JetPay, LLC, WLES and JPMorgan Chase Bank, N.A., as may be amended from time to time

“JetPay Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 6, 2012, by and among the Company, JP Merger Sub, LLC, JetPay, LLC, WLES and Trent Voigt.

“Knowledge” of the Company and its Subsidiaries shall mean the actual knowledge or awareness of Bipin C. Shah, Peter Davidson, Nick Antich, Trent Voigt and Gregory Krzemien after due inquiry of their direct reports who would reasonably be expected to have knowledge of the relevant subject matter.

“Latest Balance Sheet” means the Company’s unaudited consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

“Law” shall mean any national, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries pursuant to any Lease.

“Leases” means all leases, subleases, licenses, concessions and other contracts pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of the Company and/or and of its Subsidiaries thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business) or any restriction on transfer.

“Material Adverse Effect” means any change, event, development or effect that is, has been or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations, condition (financial or otherwise), operating results, employee relations, customer relations or supplier relations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse change, event, development or effect can be or has been cured at any time or whether Purchaser has knowledge of such change, event, development or effect on the date hereof); provided, however, that the term “Material Adverse Effect” shall not include, alone or in combination, and no change, event, development or effect arising from or relating to any of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) general conditions affecting the industries in which the Company or any of its Subsidiaries operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company or any of its Subsidiaries has material operations or sales, (ii) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States, (iii) the public announcement or pendency of this Agreement or any transactions contemplated by this Agreement, (iv) changes in GAAP or applicable Law after the date of this Agreement, (v) any hurricane, earthquake, flood or other natural disaster, (vi) actions or omissions of the Company and its Subsidiaries taken with Purchaser’s express written consent, or (vii) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided, further, that any effect, change, event, occurrence, circumstance, state of facts or development arising from or relating to the matters set forth in clauses (i), (ii), (iv) and (v) may be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent that such matter has had or would reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated entities in the industries in which the Company and its Subsidiaries operate; provided, further, that the underlying causes of any failure described in clause (vii), to the extent not otherwise excluded from the definition of “Material Adverse Effect” shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Material Contract” means any (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other material compensation to employees, or any collective bargaining agreement or any other agreement with any labor union, or severance agreements, programs, policies or arrangements, in each case, other than an employment or consulting agreement; (ii) agreement for the employment of any officer, employee or other individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or agreement relating to loans to officers, directors or Affiliates; (iii) agreement under which the Company or Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $100,000; (iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company and its Subsidiaries; (v) agreement with any holder of Existing Secured Convertible Notes; (vi) agreement with any current or, within the past three years, prior sponsoring bank; (vii) agreement with any Card Association; (viii) guarantee of any obligation (other than by the Company of a Wholly-Owned Subsidiary’s debts or a guarantee by a Subsidiary of the Company’s debts or another Subsidiary’s debts); (ix) lease or agreement under which the Company or any Subsidiary is lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000; (x) lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any personal property, owned or controlled by the Company or any Subsidiary; (xi) agreement or group of related agreements with the same party or group of affiliated parties the performance of which involves consideration in excess of $500,000; (xii) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property Rights); (xiii) software license with an annual license or maintenance fee in excess of $100,000; (xiv) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights); (xv) agreement with a term of more than six months which is not terminable by the Company or any Subsidiary upon less than 30 days’ notice without penalty greater than $250,000; (xvi) agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or (xvii) any other agreement which is material to its operations or business prospects or the listing of its securities on NASDAQ or involves a consideration in excess of $250,000 annually.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Officer’s Certificate” means a certificate signed by the Company’s president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation and the bylaws, the certificate of formation and partnership agreement or operating agreement, as applicable, and (ii) any documents comparable to those described above as may be applicable to such entity pursuant to any applicable Law or by contract.

“Permitted Liens” means (a) mechanics’, materialman’s, workmens’, repairmen’s, warehousemen’s, supplier’s, vendor’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (b) Liens for Taxes, assessments and other charges of Governmental Entities not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP on the books and financial statements of the Company and its Subsidiaries, (c) pledges or deposits to secure obligations under workers or unemployment compensation Laws or to secure other statutory obligations, (d) easements, covenants, conditions and restrictions of record affecting Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon, and (e) any zoning, or other governmentally established restrictions of encumbrances which are not violated by the current use or occupancy of any Leased Real Property or the operation of the business of the Company or any of its Subsidiaries conducted thereon.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Per Share Purchase Price” has the meaning set forth in Section 2.2

“Preferred Stock” has the meaning set forth in Section 2.1.

“Purchaser” and “Purchasers” have the meanings set forth in the preamble.

“Qualified Incentive Plan” means any Incentive Plan that is (i) in existence as of the date hereof and listed on the Capitalization Schedule and has not been modified or amended, except as approved by the Board after the Initial Closing or (ii) approved by the Board after the Initial Closing.

“Release” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Restricted Securities” means (i) the Preferred Stock issued hereunder, (ii) the Series A-2 Preferred Stock issued upon conversion of Preferred Stock, (iii) the Common Stock issued upon conversion of Preferred Stock and/or Series A-2 Preferred Stock and (iv) any securities issued with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been sold pursuant to Rule 144 under the Securities Act or become eligible for sale pursuant to Rule 144 under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing a restrictive Securities Act legend have been delivered by the Company. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing such restrictive Securities Act legend.

“Sarbanes-Oxley Act” has the meaning set forth in Section 8.7(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal Law then in force.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, or any Governmental Entity succeeding to the functions thereof.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

“Series A-2 Certificate of Designation” has the meaning set forth in Section 3.2.

“Series A-2 Preferred Stock” means the Company’s Series A-2 Convertible Preferred Stock, par value $0.001 per share.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control any board of managers, managing member, managing director or general partner or similar governing body of such limited liability company, partnership, association or other business entity.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, Capital Stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, unclaimed property or escheatment, and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, claim or refund, declaration, information report or filing with respect to Taxes, filed or required to be filed with any Governmental Entity or taxing authority, including any schedules attached thereto and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 11(b).

“Trading Day” means any Business Day on which the Common Stock is traded, or able to be traded, on NASDAQ.

“Transaction Agreements” means, collectively, the Certificate of Designation, the Series A-2 Certificate of Designation and all other agreements entered into by the Company in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and/or the Series A-2 Preferred Stock and (ii) any Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any Subsidiary.

“Updated Disclosure Schedules” means, with respect to each Additional Closing, Disclosure Schedules dated as of such Additional Closing, which reflect only changes that have occurred in the ordinary course of the Company’s and its Subsidiaries business (and none of which relate to any breach of contract, violation of Law or tort that is, individually or in the aggregate, material) since the date of the prior Disclosure Schedules or Updated Disclosure Schedules, as applicable, relating to such prior Closing, in a form reasonably acceptable to Purchaser. The foregoing to the contrary notwithstanding, any update to any Disclosure Schedule will not cure or remedy the effect of any prior untrue statement or omission of fact nor shall any such Disclosure Schedule update have the effect of amending or modifying this Agreement.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which all of the outstanding Capital Stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 2.          Authorization and Closing.

2.1.          Authorization of the Preferred Stock and the Common Stock. The Company shall authorize the issuance and sale to each Purchaser of the number of shares of its Series A-1 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), having the terms and relative rights and preferences set forth in the Certificate of Designation attached hereto as Exhibit A, set forth below such Purchaser’s name on the signature page of this Agreement under the heading “Total Shares” (which aggregate amount for all Purchasers together shall be 9,000 shares of Preferred Stock). The Company shall authorize the issuance Series A-2 Preferred Stock, having the terms and relative rights and preferences set forth in the Series A-2 Certificate of Designation attached hereto as Exhibit B, issuable solely upon conversion of the Preferred Stock under certain circumstances. The Preferred Stock is (i) convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) at the conversion price set forth in the Certificate of Designation, as may be adjusted from time to time, including pursuant to Section 10.2(d) hereof and (ii) under certain circumstances set forth in the Certificate of Designation, automatically convertible into shares of the Company’s Series A-2 Preferred Stock. The Series A-2 Preferred Stock is convertible into shares of Common Stock at the conversion price set forth in the Series A-2 Certificate of Designation, as may be adjusted from time to time. In addition, the Company shall authorize the issuance of the shares of Common Stock that are issuable upon the conversion of the Preferred Stock and/or the Series A-2 Preferred Stock.

2.2.          Purchase and Sale of the Preferred Stock. At each Closing, the Company shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company the number of shares of Preferred Stock to be purchased by such Purchaser at such Closing pursuant to Section 2.3(a) or (b), as applicable, in each case, at a price of $300.00 per share (subject to appropriate adjustments for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Preferred Stock, as applicable) (the “Per Share Purchase Price”).

2.3.          The Closings.

(a)          The Initial Closing. The initial closing of the purchase and sale of the Preferred Stock (the “Initial Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Section 3, or on such other date as may be mutually agreeable to the Company and the Purchasers. At the Initial Closing, the Company shall cause its transfer agent to deliver to Purchaser stock certificates evidencing the number of shares of Preferred Stock to be purchased by such Purchaser at the Initial Closing (as set forth below such Purchaser’s name on the signature page of this Agreement under the heading “Initial Closing Shares”), registered in such Purchaser’s or its nominee’s name, upon payment of the purchase price in the aggregate amount of the “Initial Closing Purchase Price” set forth on such Purchaser’s signature page by wire transfer of immediately available funds to the Company’s account specified in writing by the Company which such account shall be specified not less than two Business Days prior to the Initial Closing. The aggregate number of shares of Preferred Stock to be sold to the Purchasers at the Initial Closing shall be 2,565 shares for an aggregate purchase price of $769,500. Notwithstanding anything to the contrary set forth herein, a Purchaser shall not be required to send its payment by wire transfer until it (or its designated custodian per its delivery instructions) confirms receipt of its shares of Preferred Stock.

(b)          Additional Closings. After the Initial Closing, upon any purchase by Flexpoint of Series A Preferred Stock pursuant to the Flexpoint SPA, each Purchaser shall have the right to purchase in one or more additional closings to occur within ten Business Days of each such purchase by Flexpoint (each, an “Additional Closing”), upon written notice to the Company of its intent to exercise such right, and the Company shall have the obligation to issue and sell to such Purchaser, up to that number of newly issued shares of Preferred Stock not to exceed such Purchaser’s “Specified Percentage of Flexpoint’s Investment” (as set forth on such Purchaser’s signature page) multiplied by the number of shares of Series A Convertible Preferred Stock purchased by Flexpoint, in Purchaser’s notice of exercise having an aggregate purchase price equal to the product of (i) the Per Share Purchase Price and (ii) the number of shares of Preferred Stock to be purchased by such Purchaser at such Additional Closing (the “Additional Preferred Stock”). The aggregate Specified Percentage of Flexpoint’s Investment of all Purchasers shall not exceed 6.75%. Any Additional Closing shall take place remotely via the exchange of documents and signatures at 10:00 a.m. local time on the second Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Section 4 hereof, or at such other place or on such other date as may be mutually agreeable to the Company and the Purchasers. At any Additional Closing, the Company shall cause its transfer agent to deliver to each Purchaser stock certificates evidencing the Additional Preferred Stock to be purchased by such Purchaser, registered in such Purchaser’s or its nominee’s name, upon payment of the purchase price thereof by wire transfer of immediately available funds to the Company’s account, which such account shall be specified in writing by the Company not less than two Business Days prior to such Additional Closing, in the aggregate amount equal to the number of shares of Additional Preferred Stock purchased by such Purchaser at such Additional Closing times the Per Share Purchase Price. Notwithstanding anything to the contrary set forth herein, a Purchaser shall not be required to send its payment by wire transfer until it (or its designated custodian per its delivery instructions) confirms receipt of its shares of Additional Preferred Stock. The term “Closing” shall refer to the Initial Closing and any Additional Closing, as the context requires. For the avoidance of doubt, if Flexpoint’s rights to purchase Series A Preferred Stock pursuant to the Flexpoint SPA terminate, the rights of the Purchasers to purchase additional Preferred Stock pursuant to this Section 2.3(b) shall also terminate.

Section 3.          Conditions of Purchaser’s Obligation at the Initial Closing. The obligation of each Purchaser to purchase and pay for the Preferred Stock at the Initial Closing is subject to the satisfaction as of the Initial Closing of the following conditions:

3.1.          Representations and Warranties; Covenants.

(a)          Other than with respect to the Fundamental Representations, the representations and warranties contained in Section 8 shall be true, complete and correct in all material respects at the Initial Closing (without giving effect to any references to Material Adverse Effect other than with respect to Section 8.10) as though such representation or warranty had been made at the Initial Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date).

(b)          The Fundamental Representations applicable to the Company and its Subsidiaries shall be true and correct in all material respects at and as of the Initial Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(c)          The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Initial Closing.

3.2.          Certificate of Designation. The Company shall have duly adopted, executed and filed with the Secretary of State of Delaware (i) a Certificate of Designation of Rights and Preferences establishing the terms and the relative rights and preferences of the Preferred Stock in the form set forth in Exhibit A (the “Certificate of Designation”) and (ii) a Certificate of Designation of Rights and Preferences establishing the terms and the relative rights and preferences of the Series A-2 Preferred Stock in the form set forth in Exhibit B (the “Series A-2 Certificate of Designation”), and the Company shall not have adopted or filed any other document designating terms and relative rights and preferences of its preferred stock other than with respect to its Series A Preferred Stock. Each of the Certificate of Designation and the Series A-2 Certificate of Designation shall be in full force and effect as of the Initial Closing under the Laws of the State of Delaware and shall not have been amended or modified.

3.3.          Intentionally Omitted.

3.4.          Intentionally Omitted.

3.5.          Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities Laws necessary to consummate the issuance of the Preferred Stock pursuant to this Agreement in compliance with such Laws, except to the extent such filings may properly be made subsequent to the Initial Closing.

3.6.          Opinion of the Company’s Counsel. Such Purchaser shall have received from Dechert LLP, counsel for the Company, an opinion with respect to the matters set forth in Exhibit C, which shall be addressed to such Purchaser, dated the date of the Initial Closing and in form and substance reasonably satisfactory to such Purchaser.

3.7.          Closing Documents. The Company shall have delivered to such Purchaser all of the following documents:

(a)          an Officer’s Certificate, dated the date of the Initial Closing, stating that the conditions specified in Section 2 and Sections 3.1 through 3.5, inclusive, and Sections 3.7 through 3.12, inclusive, have been fully satisfied;

(b)          certified copies of the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Agreements, the filing of the Certificate of Designation and Series A-2 Certificate of Designation referred to in Section 3.2, the issuance and sale of the Preferred Stock, the reservation for issuance upon conversion of the Preferred Stock of an aggregate of 9,000 shares of Series A-2 Preferred Stock, the reservation for issuance upon conversion of the Preferred Stock and the Series A-2 Preferred Stock of an aggregate of 1,200,000 shares of Common Stock and the consummation of all other transactions contemplated by this Agreement and each of the other Transaction Agreements;

(c)          certified copies of the Certificate of Incorporation, the Certificate of Designation, the Series A-2 Certificate of Designation and the Company’s bylaws, each as in effect at the Initial Closing;

(d)          certificates of good standing for the Company and each of its Subsidiaries from the respective jurisdictions of their organization;

(e)          an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treas. Reg. Section 1.897-2(h);

(f)          copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all federal securities Law and blue sky Law filings and waivers of all preemptive rights, anti-dilution rights and rights of first refusal);

(g)          copies of all other agreements, documents and materials contemplated by this Section 3; and

(h)          such other documents relating to the transactions contemplated by this Agreement as such Purchaser may reasonably request.

3.8.          Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Initial Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser.

3.9.          No Material Adverse Effect. From the date of this Agreement, there shall not have been a Material Adverse Effect.

3.10.         Compliance with Applicable Laws; Card Association. The purchase of Preferred Stock by such Purchaser hereunder shall not be prohibited by any applicable Law or governmental rule or regulation and shall not subject such Purchaser to any penalty, liability or, in such Purchaser’s reasonable judgment, other onerous condition under or pursuant to any applicable Law or governmental rule or regulation, and the purchase of the Preferred Stock by such Purchaser hereunder shall be permitted by Laws, rules and regulations of the jurisdictions and Governmental Entities to which such Purchaser is subject. The Company’s and its Subsidiaries’ participation in any of the Card Association networks shall not, either directly or indirectly including, without limitation through any sponsoring banks, be prohibited or materially and adversely restricted.

3.11.         Authorization; Listing. The Common Stock issuable upon conversion of the Preferred Stock and/or the Series A-2 Preferred Stock, whether issued on the date hereof or in the future, shall have been duly authorized and reserved for issuance and such Common Stock shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

3.12.         Expenses. At the Initial Closing, the Company shall reimburse such Purchaser for the fees and expenses as provided in Section 12.1.

Any condition specified in this Section 3 may be waived if consented to by such Purchaser (as to itself only); provided that no such waiver shall be effective against a Purchaser unless it is set forth in a writing executed by such Purchaser.

Section 4.          Conditions of Purchaser’s Obligations at Additional Closings. The obligation of each Purchaser to purchase and pay for the Additional Preferred Stock at any Additional Closing, as applicable, is subject to the satisfaction as of such Closing of the following conditions:

4.1.          Representations and Warranties; Covenants. Upon delivery to such Purchaser of Updated Disclosure Schedules dated as of such Additional Closing:

(a)          In the case of any Additional Closing, other than with respect to the Fundamental Representations, the representations and warranties contained in Section 8 shall be true, complete and correct in all respects at such Additional Closing (without giving effect to any references to Material Adverse Effect other than with respect to Section 8.10) as though such representation or warranty had been made at such Additional Closing (except that those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date); provided, however, that the conditions set forth in this Section 4.1(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true, complete and correct, taken together, has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)          In the case of any Additional Closing, the Fundamental Representations applicable to the Company and its Subsidiaries shall be true and correct in all material respects at and as of such Additional Closing as though then made.

(c)          The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of such Additional Closing.

4.2.          Certificate of Designation. Each of the Certificate of Designation and the Series A-2 Certificate of Designation shall be in full force and effect as of such Additional Closing under the Laws of the State of Delaware and shall not have been amended or modified.

4.3.          Company Documents. The Company’s bylaws shall be in full force and effect as of such Additional Closing as were in effect at the Initial Closing.

4.4.          Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities Laws necessary to consummate the issuance of the Preferred Stock pursuant to this Agreement in compliance with such Laws, except to the extent such filings may properly be made subsequent to such Additional Closing.

4.5.          Opinion of the Company’s Counsel. Such Purchaser shall have received from Dechert LLP, counsel for the Company, an opinion with respect to the matters set forth in Exhibit D, which shall be addressed to such Purchaser, dated the date of such Additional Closing and in form and substance reasonably satisfactory to such Purchaser.

4.6.          Closing Documents. The Company shall have delivered to such Purchaser all of the following documents:

(a)          an Officer’s Certificate, dated the date of such Additional Closing, stating that the conditions specified in Section 2 and Sections 4.1 through 4.4, inclusive, and Sections 4.6 through 4.11, inclusive, have been fully satisfied;

(b)          certificates of good standing for the Company and each of its Subsidiaries from the respective jurisdictions of their organization;

(c)          an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treas. Reg. Section 1.897-2(h);

(d)          copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all federal securities Law and blue sky Law filings and waivers of all preemptive rights, anti-dilution rights and rights of first refusal); and

(e)          such other documents relating to the transactions contemplated by this Agreement as such Purchaser may reasonably request.

4.7.          No Material Adverse Effect. From the date of the Initial Closing until such Additional Closing, there shall not have been a Material Adverse Effect.

4.8.          Compliance with Applicable Laws. The purchase of Preferred Stock by such Purchaser hereunder shall not be prohibited by any applicable Law or governmental rule or regulation and shall not subject such Purchaser to any penalty, liability or, in such Purchaser’s reasonable judgment, other onerous condition under or pursuant to any applicable Law or governmental rule or regulation, and the purchase of the Preferred Stock by such Purchaser hereunder shall be permitted by Laws, rules and regulations of the jurisdictions and Governmental Entities to which such Purchaser is subject. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority shall have been obtained or made and no such consent, approval, order or authorization shall have been revoked.

4.9.          No Judgments or Settlements. From the date of the Initial Closing until such Additional Closing, neither the Company nor any of its Subsidiaries shall (a) become subject to any judgment, order, ruling or verdict, or settle or agree to settle any claim, dispute or litigation, in each case that results in the Company or any of its Subsidiaries becoming liable, net of any insurance proceeds actually received, (i) with respect to Merrick Bank Corporation or any of its Affiliates (collectively, “Merrick”) and arising out of or related to the Direct Air Matter, for an amount that, individually or in the aggregate, is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets or (ii) in the case of any other third-party (including, without limitation, any sponsoring bank other than Merrick) or Merrick for any matter not arising out of or related to the Direct Air Matter, for an amount, individually or in the aggregate, equal to or exceeding $2,500,000 or (b) become subject to any claim made by any sponsoring bank or other third party which would reasonably be expected to cause the Company or its Subsidiaries to be liable, individually or in the aggregate, for an amount that is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets (in the case of any claims by Merrick arising out of or related to the Direct Air Matter) or $2,500,000 (in the case of any other claim by any third party, including by Merrick for any claim not arising out of or related to the Direct Air Matter), as applicable.

4.10.         Authorization; Listing. The Common Stock issuable upon conversion of the Preferred Stock and/or the Series A-2 Preferred Stock, whether issued on the date hereof or in the future, shall have been duly authorized and reserved for issuance and such Common Stock shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

4.11.         Expenses. At such Additional Closing, the Company shall reimburse such Purchaser for the fees and expenses as provided in Section 12.1.

Any condition specified in this Section 4 may be waived if consented to by such Purchaser (as to itself only); provided that no such waiver shall be effective against a Purchaser unless it is set forth in a writing executed by such Purchaser.

Section 5.          Conditions to the Company’s Obligations at Closing. The obligation of the Company to issue and sell the Preferred Stock to each Purchaser at each Closing is subject to the satisfaction as of each such Closing of the following conditions:

5.1.          Representations and Warranties. Each of (i) representations and warranties of such Purchaser contained in Section 9 shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (other than representations and warranties that by their terms speak as of a certain date, which shall continue to be true and correct as of such certain date) except where the failure of any of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to materially delay or impair such Purchaser’s ability to effect the Closing or to perform its obligations under this Agreement and the Transaction Documents and (ii) the Fundamental Representations applicable to such Purchaser shall be true and correct in all respects on and as of the Closing.

5.2.          Performance. Such Purchaser shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.

Section 6.          Covenants.

6.1.          Compliance with Agreements. The Company shall perform and observe all of its obligations to each holder of the Preferred Stock, all of its obligations to each holder of the Series A-2 Preferred Stock and all of its obligations to each holder of the Underlying Common Stock set forth in the Certificate of Incorporation, the Certificate of Designation, the Series A-2 Certificate of Designation, the Company’s bylaws and the Transaction Agreements.

6.2.          Reservation of Common Stock and Series A-2 Preferred Stock.

(a)          The Company shall at all times reserve and keep available out of its authorized but unissued shares of preferred stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Series A-2 Preferred Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Series A-2 Preferred Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, Liens and charges. The Company shall take all such actions as may be necessary to ensure that all such shares of Series A-2 Preferred Stock may be so issued without violation of any applicable Law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed. The Company shall not take any action which would cause the number of authorized but unissued shares of Series A-2 Preferred Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

(b)          The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock and/or the Series A-2 Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock and/or Series A-2 Preferred Stock and all Preferred Stock at any time issuable pursuant to Section 2.3 of this Agreement (including shares of Series A-2 Preferred Stock that may be issued upon conversion thereof). All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, Liens and charges. The Company shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable Law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance and change in the number of shares of Common Stock outstanding, each of which shall be immediately transmitted by the Company upon issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

6.3.          Use of Proceeds. Unless otherwise consented to in writing by the Purchasers, the Company shall use the proceeds from the sale of the Preferred Stock to the Purchasers for no purpose other than for acquisitions or general corporate purposes.

6.4.          Listing. The Company shall use reasonable best efforts to continue to have its Common Stock listed on the NASDAQ Capital Market or other national securities exchange so long as any Preferred Stock or Series A-2 Preferred Stock is outstanding. Prior to the Initial Closing, the Company shall prepare and submit to NASDAQ an application to list additional shares covering the shares of Common Stock issuable upon the conversion of the Preferred Stock purchased by the Purchasers at the Initial Closing (and the underlying Series A-2 Preferred Stock). Prior to each Additional Closing, the Company shall prepare and submit to NASDAQ an application to list additional shares covering the shares of Common Stock issuable upon conversion of the Preferred Stock purchased by the Purchasers at such Additional Closing (and the underlying Series A-2 Preferred Stock).

6.5.          Section 203 of the Delaware General Corporation Law. The Company shall not adopt any resolution containing any provisions relating to the exemption from Section 203 of the Delaware General Corporation Law granted to each Purchaser or its Affiliates which would adversely affect or otherwise impair the rights of such Purchaser or its Affiliates thereunder.

6.6.          Conversion of Preferred Stock. The Company shall not take any action that would adversely affect or limit the rights of any Purchaser to convert the Preferred Stock or the Series A-2 Preferred Stock in accordance with the terms hereof.

6.7.          Public Disclosures. Other than with respect to any required filings with the Securities and Exchange Commission, the Company shall not, nor shall it permit any Subsidiary to, disclose any Purchaser’s name or identity as an investor in the Company (or the names of any Purchaser’s affiliates or investment advisors) in any press release or other public announcement or in any document or material filed with any Governmental Entity, without the prior written consent of such Purchaser, unless such disclosure is required by applicable Law or governmental regulations or by order of a court of competent jurisdiction, in which case, prior to making such disclosure, the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit such Purchaser to review and comment upon the form and substance of such disclosure. On or before 5:30 p.m., New York City time, on the fourth (4th) Business Day immediately following the date of this Agreement, the Company will file a Current Report on Form 8-K with the Securities and Exchange Commission describing the terms of this Agreement and the Preferred Stock (and including as exhibits to such Current Report on Form 8-K this Agreement, the Certificate of Designation and the Series A-2 Certificate of Designation).

6.8.          Restrictions on Transfer. Each Purchaser shall not sell, transfer or otherwise dispose any shares of Preferred Stock, Series A-2 Preferred Stock or Underlying Common Stock prior to January 1, 2015; provided, that nothing in this Section 6.8 shall restrict such Purchaser from transferring any shares of Preferred Stock, Series A-2 Preferred Stock or Underlying Common Stock to any Affiliate; provided, that such Affiliate agrees in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, (i) no Purchaser shall be restricted from selling, transferring or otherwise disposing of any shares of Preferred Stock, Series A-2 Preferred Stock or Underlying Common Stock in connection with or at any time following the occurrence of a Change of Control or Event of Noncompliance (each as defined in the Certificate of Designation) or in connection with such Purchaser’s participation in a Piggyback Registration (as defined below) and (ii) in the event that Flexpoint or any of its Affiliates is allowed to sell, transfer or otherwise dispose of any percentage of its shares of Series A Preferred Stock or shares of Common Stock issuable upon conversion thereof prior to January 1, 2015 (other than transfers to Affiliates that agree to be bound by the terms of the Flexpoint SPA), the same percentage of the Preferred Common Stock, Series A-2 Preferred Stock or Underlying Common Stock held by each Purchaser shall be immediately and fully released from any remaining restrictions on transfer set forth in this Section 6.8 concurrently therewith. In the event that the Purchasers are released from any of their obligations under this Section 6.8 or, by virtue of this Section 6.8, becomes entitled to sell, transfer or otherwise dispose of any Preferred Stock, Series A-2 Preferred Stock or Underlying Common Stock prior to January 1, 2015, the Company shall notify the Purchasers within five (5) Business Days prior to such release.

6.9.          Piggyback Registrations.

(a)          Right to Piggyback. Whenever the Company proposes to register any of its equity securities (including any proposed registration of the Company's equity securities by any third party) under the Securities Act (other than (i) in connection with registrations on Form S-4, S-8 or any successor or similar forms or (ii) to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable) and the registration form to be used may be used for the registration of shares of Underlying Common Stock (each, a "Piggyback Registration"), the Company shall give prompt written notice (and in any event within three Business Days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to the Purchasers of its intention to effect such a registration and shall include in such registration all shares of Underlying Common Stock with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company's notice. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

(b)          Piggyback Expenses. The registration expenses (excluding discounts and commissions) of the Purchasers shall be paid by the Company in all Piggyback Registrations, whether or not any such registration is consummated.

(c)          Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the Company shall include in such registration, (i) first, the securities the Company proposes to sell that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering, (ii) second, the securities held by the parties to the December 28, 2012 Registration Rights Agreements by and among the Company, American Services Insurance Company, Inc., Mendota Insurance Company, Special Opportunities Fund, Inc., Bulldog Investors General Partnership, R8 Capital Partners, LLC and Ira Lubert requested to be included in such registration, that in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), in accordance with the provisions set forth in such agreements and (iii) third, the securities held by Flexpoint requested to be included in such registration, that in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), in accordance with the provisions set forth in that certain Registration Rights Agreement, dated as of October 11, 2013 by and between the Company and Flexpoint, pro rata among the holders of such securities on the basis of the number of shares of securities of the Company owned by each such holder, and (iv) fourth, the other securities requested to be included therein (including, for the avoidance of doubt, securities of the Company held by any Purchaser) that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the holders of such securities on the basis of the number of shares of securities of the Company owned by each such holder.

(d)          Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders requesting such registration, then the Company shall include in such registration, (i) first, the securities requested to be included therein by the holders requesting such registration that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the holders of such securities on the basis of the number of shares of securities of the Company owned by each such holder, (ii) second, the securities held by Flexpoint requested to be included in such registration, that in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), in accordance with the provisions set forth in that certain Registration Rights Agreement, dated as of October 11, 2013 by and between the Company and Flexpoint, pro rata among the holders of such securities on the basis of the number of shares of securities of the Company owned by each such holder and (iii) third, the other securities requested to be included in such registration (including, for the avoidance of doubt, securities of the Company held by any Purchaser) that, in the opinion of such underwriters, can be sold in an orderly manner within the price range of such offering (if any), pro rata among the holders of such securities on the basis of the number of shares of securities of the Company owned by each such holder.

6.10.         Further Assurances; Cooperation. The Company shall take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to obtain satisfaction of all conditions precedent to each Purchaser to, or otherwise to effectuate, the consummation of any of the transactions contemplated hereby, including, without limitation, reasonably cooperating with such Purchaser in connection with any filing or approval required to be made or obtained by such Purchaser pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (or any successor act, rules or regulations).

Section 7.          Transfer of Restricted Securities.

7.1.          General Provisions. Restricted Securities are transferable only pursuant to (a)  public offerings registered under the Securities Act, (b)  Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (c)  subject to the conditions and restrictions specified in Section 7.2 and in the other Transaction Agreements, any other legally available means of transfer.

7.2.          Opinion Delivery. In connection with the transfer of any Restricted Securities under Section 7.1, the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to the Company’s reasonable satisfaction) is knowledgeable in securities Law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act; provided, however, that no such opinion need be delivered by such holder for any transfer of any Restricted Securities under Section 7.1 to any Affiliate of such holder or any of its limited partners. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, promptly upon such contemplated transfer the Company shall cause its transfer agent to deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 7.3(a). If the Company is not required to cause its transfer agent to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 7.

7.3.          Legend; Legend Removal.

(a)          Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF SUCH SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. SUCH SECURITIES MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 1, 2014, BETWEEN JETPAY CORPORATION AND THE PURCHASERS IDENTIFIED THEREIN.”

(b)          If any Restricted Securities become eligible for sale pursuant to Rule 144 under the Securities Act, the Company shall, upon the request of the holder of such Restricted Securities, cause its transfer agent to remove the legend set forth in Section 7.3(a) from the certificates for such Restricted Securities.

7.4.          Rule 144A. Upon the request of a Purchaser, the Company shall promptly supply to such Purchaser or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

Section 8.          Representations and Warranties of the Company. As a material inducement to each Purchaser to enter into this Agreement and purchase the Preferred Stock hereunder, the Company hereby represents and warrants that:

8.1.          Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified as a foreign corporation to do business in every jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect. The copies of the Company’s and each Subsidiary’s Organizational Documents which have been furnished to each Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

8.2.          Capital Stock and Related Matters.

(a)          As of the Initial Closing and immediately thereafter, the authorized Capital Stock of the Company shall consist of (i) 1,000,000 shares of preferred stock, 134,000 of which shall be designated as Series A Convertible Preferred Stock, 9,000 of which shall be designated as Series A-1 Convertible Preferred Stock and 9,000 of which shall be designated as Series A-2 Convertible Preferred Stock and (ii) 100,000,000 shares of Common Stock, of which 11,529,094 shares shall be issued and outstanding and 1,200,000 shares shall be reserved for issuance upon conversion of the Preferred Stock and/or Series A-2 Preferred Stock. As of the Initial Closing, neither the Company nor any Subsidiary shall have outstanding any stock or securities convertible or exchangeable for any shares of its Capital Stock or other equity securities or containing any profit participation features, nor shall it have outstanding any warrants, options or other rights to subscribe for or to purchase its Capital Stock or other equity securities or any stock or securities convertible into or exchangeable for its Capital Stock or other equity securities or any stock appreciation rights or phantom stock plans, except for the Preferred Stock issued to Purchaser and except as set forth on the attached Capitalization Schedule. The Capitalization Schedule accurately sets forth the following information with respect to all outstanding warrants, options and other rights to acquire the Company’s Capital Stock and other equity securities: the holder, the number of shares covered, the issuance date, the exercise price, any applicable vesting schedule and the expiration date. As of the Initial Closing, neither the Company nor any Subsidiary shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or other equity securities or any warrants, options or other rights to acquire its Capital Stock or other equity securities, except as set forth on the Capitalization Schedule and except pursuant to (i) the Certificate of Designation with respect to the Preferred Stock and (ii) the Series A-2 Certificate of Designation with respect to the Series A-2 Preferred Stock. As of the Initial Closing, all of the outstanding shares of the Company’s Capital Stock shall be validly issued, fully paid and nonassessable and shall be free and clear of any Lien (other than pursuant to the Transaction Agreements), and the Common Stock issuable upon conversion of the Preferred Stock and/or the Series A-2 Preferred Stock has been duly and validly authorized and reserved for issuance and, when issued in compliance with the provisions of the Certificate of Designation or Series A-2 Certificate of Designation, as applicable, shall be validly issued, fully paid and nonassessable and shall be free and clear of any Lien (other than pursuant to the Transaction Agreements); provided that the Company’s Capital Stock shall be subject to restrictions on transfer under applicable state and/or federal securities Laws. The Capitalization Schedule accurately sets forth the Closing Price of the Common Stock as of the Trading Day immediately prior to the date of this Agreement.

(b)          There are no statutory or contractual stockholders’ preemptive rights or rights of refusal with respect to the issuance of the Preferred Stock hereunder, the issuance of the Series A-2 Preferred Stock upon conversion of the Preferred Stock or the issuance of the Common Stock upon conversion of the Preferred Stock and/or the Series A-2 Preferred Stock, except such contractual rights that have been waived prior to the date hereof. The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Capital Stock. The Company is not party to any agreement, and to the Company’s Knowledge, there are no agreements between the Company’s stockholders with respect to the voting or transfer of the Company’s Capital Stock or with respect to any other aspect of the Company’s affairs, except for the Transaction Agreements.

8.3.          Subsidiaries; Investments. The attached Subsidiary Schedule correctly sets forth the name of each Subsidiary, the jurisdiction of its organization and the Persons owning the outstanding Capital Stock or other equity securities of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, possesses all requisite corporate or other applicable entity power and authority. All of the outstanding shares of Capital Stock or other equity securities of each Subsidiary are validly issued, full paid and nonassessable, and all such shares or securities are owned by the Company or another Subsidiary free and clear of any Lien and are not subject to any option or right to purchase any such shares or securities, except as set forth on the Subsidiary Schedule. Except as set forth on the Subsidiary Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or ownership interest in any other Person.

8.4.          Authorization. The execution, delivery and performance of this Agreement and all other Transaction Agreements, the filing of the Certificate of Designation and the Series A-2 Certificate of Designation and the amendment of the Company’s bylaws have been duly authorized by all necessary corporate action on the part of the Company. This Agreement, the Certificate of Designation, the Series A-2 Certificate of Designation and all other Transaction Agreements each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors’ rights generally or general equitable principles.

8.5.          No Breach. The Company is not in violation or default of any provision of its Certificate of Incorporation or other Organizational Documents, each as in effect as of the Closing. Except as set forth on the Restrictions Schedule, the execution, delivery, and performance of and compliance with this Agreement and the Transaction Agreements and the offering, issuance and sale of the Preferred Stock, the conversion of the Preferred Stock into shares of Series A-2 Preferred Stock and the conversion of the Preferred Stock and/or the Series A-2 Preferred Stock into shares of Common Stock and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (a) conflict with or violate any provision of the Certificate of Incorporation (including the Certificate of Designation) or other Organizational Documents, (b) conflict with or violate any applicable Law (which conflict or violation would be material to the Company and its Subsidiaries taken as a whole) or any applicable judgment, order or decree of any Governmental Authority, (c) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any Material Contract or result in the creation of any material mortgage, pledge, Lien, encumbrance, or charge upon any of the Capital Stock, properties or assets of the Company, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties or (d) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Entity pursuant to, the Certificate of Incorporation or the other Organizational Documents of the Company or any Subsidiary, or any Law to which the Company or any Subsidiary is subject, or any material agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject. Except as set forth on the Restrictions Schedule, none of the Subsidiaries are subject to any restrictions upon making loans or advances or paying dividends or distributions to, transferring property to, or repaying any Indebtedness owed to, the Company or another Subsidiary.

8.6.          Licenses. The Company and its Subsidiaries possess all requisite corporate power and authority, and all licenses, permits and authorizations, necessary to own and operate their respective properties, to carry on their respective businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement, except where the failure to so possess would not individually, or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of such licenses and neither the Company nor any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notices from any Governmental Entity that it is in violation of any of the terms or conditions of such licenses, except where the failure to so comply would not individually, or in the aggregate, be reasonably expected to have Material Adverse Effect.

8.7.          Company Filings; Financial Statements.

(a)          Company Filings. Since December 22, 2010, the Company has filed all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission required to be filed by the Company pursuant to the Securities Act and the Exchange Act, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (collectively, the “Company Filings”). As of their respective effective dates (in the case of Company Filings that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other Company Filings), the Company Filings complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the Securities and Exchange Commission prior to the date of this Agreement, as of such respective dates, none of the Company Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the Securities and Exchange Commission staff with respect to any of the Company Filings. To the Company’s Knowledge, as of the date hereof, none of the Company Filings is the subject of ongoing Securities and Exchange Commission review or outstanding Securities and Exchange Commission investigation.

(b)          Financial Statements. Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company Filings when filed complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in all material respects in accordance with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the Securities and Exchange Commission or other rules and regulations of the Securities and Exchange Commission) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes). Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), other than as disclosed in the Company Filings.

8.8.          Internal Controls. The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the Securities and Exchange Commission and other public disclosure documents, and have disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board any known (A) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and, (B)  fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has provided to each Purchaser copies of any material written materials relating to each of the foregoing.

8.9.          Absence of Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule, there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever (whether known, unknown, accrued, contingent, absolute, determined, determinable or otherwise) other than liabilities or obligations: (i) reflected in the financial statements included or otherwise disclosed in the Latest Balance Sheet, (ii) incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (other than any such liabilities related to any breach of contract, violation of Law or tort), (iii) transaction expenses incurred in connection with the Transaction Documents or (iv) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as set forth in the attached Liabilities Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation arising out of, related to, or in connection with, any contingent consideration or any broker fees or claims therefore.

8.10.         No Material Adverse Change. Except as set forth on the attached Adverse Change Schedule, since December 31, 2012, there has been no Material Adverse Effect.

8.11.         Absence of Certain Developments. Except (i) as expressly contemplated by this Agreement, (ii) as specifically disclosed in the Company Filings filed with respect to periods ended on or after December 28, 2012 or (iii) as set forth on the attached Developments Schedule, since December 28, 2012, neither the Company nor any Subsidiary has: (i) issued any notes, bonds or other debt securities or any Capital Stock or other equity securities or any securities convertible, exchangeable or exercisable into any Capital Stock or other equity securities; (ii) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business; (iii) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business; (iv) declared or made any payment or distribution of cash (other than a distribution from a Subsidiary of the Company to the Company) or other property to its equityholders with respect to its Capital Stock or other equity securities or purchased or redeemed any shares of its Capital Stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its Capital Stock or other equity securities), other than repurchases of Common Stock pursuant to Qualified Incentive Plans or employment agreements existing on the date of this Agreement and disclosed in the Disclosure Schedules hereto or any employment or consulting agreements entered into in the ordinary course of business thereafter and approved by the Board; (v) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens; (vi) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any material debts or claims; (vii) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice; (vii) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $50,000 in the aggregate; (ix) made any charitable contributions or pledges in excess of $50,000 in the aggregate; (x) suffered any damage, destruction or casualty loss exceeding in the aggregate $50,000, whether or not covered by insurance; (xi) terminated, amended or modified any agreement or other contract which would be required to be set forth on the Contracts Schedule if it were in effect on the date of this Agreement (ignoring, if applicable, any such termination, amendment or modification); (xii) made any material change in the accounting principles utilized by the Company in connection with the business of the Company and its Subsidiaries, made any change in the Company’s independent public accounting firm, had any disagreement with its independent public accounting firm over the Company’s and its Subsidiaries’ application of accounting principles or with the preparation of any of their financial statements that was required to be disclosed in such Company Filings, or, given notification to the Company’s audit committee of any facts with respect to the Company’s or its Subsidiaries’ financial statements or methods of accounting that could reasonably be expected to result in a restatement of or amendment to the Company’s or its Subsidiaries’ financial statements; (xii) made or changed any Tax election, changed an annual accounting period for Tax, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax; (xiii) received any written notice from the Securities and Exchange Commission in connection with any investigation or action by the Securities and Exchange Commission; (xiv) experienced any resignation or termination of employment of any of the Company’s executive officers or (xv) entered into any other material transaction, whether or not in the ordinary course of business.

8.12.       Property. The Leased Real Property Schedule attached hereto sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. The Company has delivered to Purchaser a true and complete copy of each such Lease. With respect to each of the Leases: (i) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any material portion thereof other than as set forth on the Leased Real Property Schedule; and (ii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company and its Subsidiaries have good and valid title to, or a valid license to use or leasehold interest in, all of their respective material assets, free and clear of all Liens (other than Permitted Liens), except as would not materially impair ability of the Company and its Subsidiaries to conduct their businesses in the ordinary course of business consistent with past practices.

8.13.       Tax Matters.

(a)          Each of the Company and its Subsidiaries has timely prepared and filed all income and other material Tax Returns required to have been filed by the Company or any of its Subsidiaries with all appropriate Governmental Entities and timely paid all Taxes (whether or not shown thereon) otherwise owed by it. All such Tax Returns are true, correct and complete in all material respects. Except as set forth on the attached Taxes Schedule, all Taxes that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due (or set aside for payment when due). No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b)          Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Initial Closing as a result of any: (A) change in method of accounting for a taxable period ending on a period to the Initial Closing; (B) use of an improper method of accounting for a taxable period ending on or prior to the Initial Closing; (C) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Initial Closing; or (D) election by the Company or any Subsidiary under Code §108(i).

(c)          Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined, or unitary federal, state, local, or foreign income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(d)          Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax Law).

(e)          Neither Target nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(f)          The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the most recent Company Filings, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Filings (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Initial Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Latest Company Filings, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom practice.

8.14.      Contracts and Commitments.

(a)          Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule or the attached Employee Benefits Schedule, neither the Company nor any Subsidiary is a party to or bound by any written or oral Material Contracts.

(b)          All of the contracts, agreements and instruments required to be set forth on the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms.  The Company and each Subsidiary have performed all obligations required to be performed under the contracts, agreements and instruments required to be listed on the Contracts Schedule and are not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument required to be listed on the Contracts Schedule, nor, to the Company’s or any Subsidiary’s Knowledge, has such notice been threatened; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Subsidiary under any contract, agreement or instrument required to be listed on the Contracts Schedule.

(c)          Purchaser has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are listed on the Contracts Schedule or the Employee Benefits Schedule, together with all amendments, waivers or other changes thereto.

8.15.         Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to be material, neither the Company’s nor any of its Subsidiaries’ use of any Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other Person (and no actions, suits or claims are pending or threatened alleging any of the foregoing). To the Company or any Subsidiary’s Knowledge, no Person is infringing, misappropriating or violating the Intellectual Property Rights of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to be material.

8.16.         Litigation, etc. Except as set forth on the attached Litigation Schedule, there are no, and for the past three years there has not been any, actions, suits, proceedings, orders, investigations or claims pending or, to the Company’s Knowledge, threatened by or against or affecting the Company or any Subsidiary (or to the Company’s Knowledge, pending or threatened by or against or affecting any of the officers, directors or employees of the Company and its Subsidiaries with respect to their businesses or proposed business activities) at law or in equity, or before or by or against any Governmental Entity (including, without limitation, any actions, suits, proceedings, orders, investigations or claims with respect to the transactions contemplated by this Agreement). Except as set forth on the attached Litigation Schedule, there are no, and for the past three years there has not been any judgment, order or decree of any Governmental Entity in effect against the Company or any of its Subsidiaries.

8.17.         Brokerage. Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary.

8.18.         Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements, or the consummation by the Company of any other transactions contemplated hereby or thereby, except as set forth on the attached Consents Schedule or as otherwise expressly contemplated herein.

8.19.         Insurance. The attached Insurance Schedule contains a description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses or otherwise, and each such policy is in full force and effect as of the Initial Closing. Except as set forth on the Insurance Schedule, the Company and its Subsidiaries do not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

8.20.         Employees. Except as set forth on the attached Employees Schedule, to the Company’s Knowledge, no executive or key employee of the Company or any Subsidiary or any group of employees of the Company or any Subsidiary has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries have any unions or, to the Company’s Knowledge, any material labor related problems. Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any of their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company and its Subsidiaries, except for agreements between the Company or a Subsidiary and its present and former employees.

8.21.         Employee Benefits. The attached Employee Benefits Schedule sets forth a complete and correct list of all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program, policy or arrangement that is maintained, sponsored or contributed to by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or potential liability (each an “Employee Benefit Plan” and collectively, “Employee Benefit Plans”). The Company has delivered or made available to Purchasers complete and correct copies, as applicable, of the plan documents, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments) and all other material documents pursuant to which each Employee Benefit Plan is maintained, funded and administered. Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) from the IRS, and nothing has occurred that could reasonably be expected to cause the disqualification of such Employee Benefit Plan. Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential liability or obligation under or with respect to (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable Law and there do not exist any pending or threatened claims (other than routine undisputed claims for benefits) or Actions with respect to any Employee Benefit Plan. The transactions contemplated by the this Agreement and the Transaction Agreements will not cause the acceleration of vesting in, or payment of, any benefits or compensation under any Employee Benefit Plan and will not otherwise accelerate or increase any liability or obligation under any Employee Benefit Plan.

8.22.         Compliance with Laws; Card Associations. Except as set forth on the attached Compliance Schedule, neither the Company nor any Subsidiary has violated any Law or any governmental regulation or requirement (including the applicable provisions of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ) in any material respect, and neither the Company nor any Subsidiary has received any written notice of any such violation. Neither the Company nor any Subsidiary is subject to, or has reason to believe it may become subject to, any liability (contingent or otherwise) or corrective or remedial obligation arising under any Environmental and Safety Requirements. The Company and each of its Subsidiaries is registered by a member of and is in good standing with the Card Associations, and is in compliance in all material respects with the rules of, the Card Associations, except to the extent (and only to the extent) such Person’s business does not require such registration or where the failure to be so registered or in good standing would not be material. The Company’s and its Subsidiaries’ participation in any of the Card Association networks is not, either directly or indirectly including, without limitation through any sponsoring banks, prohibited or materially and adversely restricted. To the Company’s Knowledge, there is no investigation, proceeding or disciplinary action, including fines (other than any investigation, proceeding or disciplinary action involving a maximum potential fine of less than $5,000, excluding any late fees or other penalties if such fine is not timely paid), currently pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by a Card Association or its applicable agent.

8.23.         Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, employee, stockholder or Affiliate of the Company or any Subsidiary, nor any individual related by blood, marriage or adoption to any such individual nor any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any Subsidiary or has any material interest in any material property used by the Company or any Subsidiary.

8.24.         Private Placement. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act) in connection with the offer or sale of any of the Preferred Stock.

8.25.         Application of Takeover Protections. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, bylaws or the Laws of the State of Delaware (including, without limitation, Section 203 of the Delaware General Corporation Law) that is or could become applicable to any Purchaser and/or its Affiliates as a result of such Purchaser and the Company fulfilling their respective obligations or exercising their respective rights under this Agreement and the Transaction Agreements, including as a result of the issuance or ownership of the Preferred Stock, the Series A-2 Preferred Stock which such shares of Preferred Stock are convertible into and the Underlying Common Stock which such shares of Preferred Stock and/or Series A-2 Preferred Stock are convertible into, as the case may be, contemplated by this Agreement.

8.26.         Customers and Suppliers. The Customers and Suppliers Schedule attached hereto sets forth (a) a list of the Company’s and its Subsidiaries’ ten largest customers for the twelve-month period ended June 30, 2013, and sets forth opposite the name of each such customer the percentage of consolidated gross revenues attributable to such customer and (b) a list of the Company’s and its Subsidiaries’ material suppliers, which includes (but is not limited to) (i) sponsoring banks, (ii) Card Associations and (iii) key providers of software or other services used by the Company and its Subsidiaries in connection with the operation of their respective businesses. Since December 30, 2012, neither the Company nor any of its Subsidiaries has received any oral or written notice from any such customer to the effect that, and neither the Company nor any of its Subsidiaries has any Knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying products and/or services from the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Since December 30, 2012, neither the Company nor any of its Subsidiaries has received any oral or written notice from any such supplier to the effect that, and neither the Company nor any of its Subsidiaries has any Knowledge that, any such suppler will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no suppliers of products or services to the Company or its Subsidiaries that are material to the Company’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

8.27.         Disclosure. The Company confirms that neither it nor any of its officers or directors nor any other Person acting on its or their behalf has provided any Purchaser or its respective agents or counsel with any information that it believes constitutes or could reasonably be expected to constitute material, non-public information except insofar as the existence, provisions and terms of this Agreement and the proposed transactions hereunder may constitute such information, all of which will be disclosed by the Company in the Form 8-K as contemplated by Section 6.7 hereof. The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company.

Section 9.          Representations and Warranties of Purchaser. As a material inducement to the Company to enter into this Agreement and issue the Preferred Stock hereunder, each Purchaser hereby represents and warrants that:

9.1.          Organization and Existence. Such Purchaser has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to consummate the transactions contemplated by this Agreement.

9.2.          Authorization. The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Agreements to which such Purchaser is a party have been duly authorized by such Purchaser and will each constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar Laws affecting creditors’ rights generally or general equitable principles.

9.3.          Private Placement.

(a)          The Preferred Stock to be acquired by such Purchaser hereunder will be acquired for such Purchaser’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act or any applicable state securities Laws, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act or any applicable state securities Laws, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Preferred Stock (or Series A-2 Preferred Stock into which such Preferred Stock may be converted or Underlying Common Stock into which such Preferred Stock and/or Series A-2 Preferred Stock may be converted) in compliance with applicable securities Laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Preferred Stock (or Series A-2 Preferred Stock into which such Preferred Stock may be converted or Underlying Common Stock into which such Preferred Stock and/or Series A-2 Preferred Stock may be converted) for any period of time. Such Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(b)          Such Purchaser acknowledges that it: (i) is able to conduct its own evaluation of the transactions contemplated by this Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment contemplated hereunder; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. Such Purchaser acknowledges that it (x) has conducted its own investigation of the Company and its Subsidiaries and the terms of the Preferred Stock and (y) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Preferred Stock. Such Purchaser further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Preferred Stock.

9.4.          No Conflict, Breach, Violation or Default. The execution, delivery and performance by such Purchaser of this Agreement and the Transaction Agreements to which it is a party and the purchase of the Preferred Stock contemplated hereby will not: (i) conflict with or result in a violation of the certificate of incorporation (or other governing documents) of such Purchaser, (ii) result in any material violation of any Law to which such Purchaser or any of its assets are subject, or (iii) result in a material breach or a material violation of any of the terms and provisions of, or constitute a default under, any material contract to which such Purchaser is a party. Neither the execution, delivery or performance by such Purchaser of this Agreement or any Transaction Agreement to which it is a party, nor the consummation by such Purchaser of the obligations and transactions contemplated thereby, in each case at the Initial Closing, requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities Laws to be made by the Company.

9.5.          No Reliance. Except for the representations and warranties contained in Section 8 of this Agreement and in any certificate delivered hereunder, such Purchaser acknowledges that neither the Company, its Subsidiaries nor any Person on behalf of the Company or its Subsidiaries makes, and such Purchaser has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to such Purchaser in connection with the transactions contemplated by this Agreement. The foregoing, however, does not limit or modify the representations and warranties contained in Section 8 of this Agreement, any certificate delivered hereunder or the right of such Purchaser to rely thereon.

9.6.          Financial Capability. Such Purchaser currently has or will have available at the Closing the funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

9.7.          Brokers and Finders. Neither such Purchaser nor any of its Affiliates (other than the Company and its Subsidiaries) or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fee, commission or finder’s fee, and no broker or finder has acted directly or indirectly for such Purchaser or any of its Affiliates (other than the Company and its Subsidiaries) or any of their respective officers or directors in connection with this Agreement or the transactions contemplated hereby.

Section 10.         Survival of Representations and Warranties; Indemnification.

10.1.          Survival of Representations and Warranties. All of the representations and warranties (i) of the Company contained in Section 8 above (other than the Fundamental Representations applicable to the Company and the representations set forth in Section 8.13), (ii) of each Purchaser contained in Section 9 (other than the Fundamental Representations applicable to such Purchaser) and (iii) of the Company or a Purchaser contained in any Transaction Agreements or in any certificate or other agreement delivered in connection with the transactions contemplated hereby or thereby shall survive the applicable Closing hereunder (even if such Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect only for so long as such similar representations survive under the Flexpoint SPA (for the avoidance of doubt, such representations and warranties contained herein shall be coterminous with those made by the Company to Flexpoint in the Flexpoint SPA). All of the Fundamental Representations of the parties contained in this Agreement and the representations of the Company set forth in Section 8.13 shall survive the applicable Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of applicable Closing) and continue in full force and effect only for so long as such similar representations survive under the Flexpoint SPA (for the avoidance of doubt, such representations and warranties contained herein shall be coterminous with those made by the Company to Flexpoint in the Flexpoint SPA).

10.2.        Indemnification.

(a)          General. In consideration of each Purchaser’s execution and delivery of this Agreement and acquiring the Preferred Stock hereunder and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of Preferred Stock and all of their officers, directors, managers, stockholders, partners, members, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against Indemnified Liabilities, incurred directly or indirectly by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) any claims by any third party relating to (x) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Preferred Stock or (y) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any Indemnitee, (ii) a breach of a representation or warranty by the Company or any Subsidiary hereunder, under any Transaction Agreements or in any certificate or other agreement delivered in connection with the transactions contemplated hereby or thereby, (iii) a breach of a covenant by the Company or any of its Subsidiaries under this Agreement, the Certificate of Designation or any instrument, certificate or other document executed in connection with the transactions contemplated hereby or (iv) the Direct Air Matter, including, without limitation any amounts set-off, seized or claimed by Merrick out of the Designated Assets, net of any recovery actually received in cash by the Company or any of its Subsidiaries from a third-party or by WLES’ forfeiture to the Company of Escrowed Shares, provided that for purposes of this Section 10.2(a)(iv), the value of each Escrowed Share shall be deemed to be the lesser of (1) the Implied Value and (2) $3.00 (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting such Escrowed Shares, as applicable); it being acknowledged and agreed that the amount of any Indemnified Liabilities sustained by the Company or any of its Subsidiaries related to the matters referenced in the foregoing clauses (i) through (iv) (or any facts and circumstances underlying such matters) shall constitute indirect losses to the Indemnitees for which the Indemnitees are indemnified.

(b)          Limitations on Indemnification. Notwithstanding Section 10.2(a), other than with respect to any breach of any Fundamental Representations or Section 8.13, (i) no claims by the Indemnitees pursuant to Section 10.2(a)(ii) may be payable unless and until the aggregate amount of Indemnified Liabilities that would otherwise be payable hereunder when claimed exceeds on a cumulative basis an amount equal to $100,000 (the “Deductible”), and then only to the extent such Indemnified Liabilities exceed the Deductible and (ii) the aggregate amount of payments to which the Indemnitees shall be entitled in satisfaction of claims for Indemnified Liabilities pursuant to Section 10.2(a)(ii) shall in no event exceed the aggregate purchase price of all Preferred Stock purchased by the Purchasers pursuant to this Agreement.

(c)          Materiality. Notwithstanding anything contained herein to the contrary, for purposes of this Section 10 of determining whether there has been a breach and the amount of Indemnified Liabilities, each representation and warranty in this Agreement, and any other instrument, certificate document or agreement executed pursuant hereto shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(d)           Subject to Section 10.2(b), in the event of an indemnification claim by any Indemnitee pursuant to Section 10.2(a), the then applicable conversion price with respect to the Preferred Stock set forth in the Certificate of Designation (as the same may have been adjusted from time to time) shall be automatically reduced by an amount equal to the product of (i) $3.00 (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting the Preferred Stock, as applicable), which is the conversion price in effect as of the date of this Agreement multiplied by (ii) the result of (A) the amount of Indemnified Liabilities subject to such indemnification claim divided by (B) the Deemed Common Equity Value (for illustrative purposes, if the Company has agreed to pay $5,000,000 to settle the Direct Air Matter (ignoring for purposes of this illustration any related costs and expenses), then the amount of Indemnified Liabilities is $5,000,000 and the Deemed Common Equity Value is $34,587,282, which would result in a conversion price adjustment equal to $3.00 X ($5,000,000/$34,587,282), which equals a reduction in the conversion price of ~$0.437 per share); provided, however, that if the foregoing conversion price adjustment would cause the adjusted conversion price to be zero or a negative number, then the adjusted conversion price shall be deemed to be $0.001 (as adjusted for stock splits, reverse stock splits, stock dividends, and similar actions affecting the Preferred Stock, as applicable); provided, further, that if the indemnification claim is for Indemnified Liabilities relating to or arising out of a breach of a covenant by the Company or any of its Subsidiaries under this Agreement, the Certificate of Designation or any instrument, certificate or other document executed in connection with the transactions contemplated hereby, then such Purchaser may, at its sole option, elect to be paid in cash, by wire transfer of immediately available funds, for such Indemnified Liabilities.

Section 11.         Termination Prior to the Initial Closing. Notwithstanding any other provision of this Agreement, as between a Purchaser and the Company, this Agreement may be terminated at any time prior to the Initial Closing:

(a)          by the mutual written consent of such Purchaser and the Company;

(b)          by such Purchaser or the Company, upon written notice to the other party, if the Initial Closing shall not have been consummated on or prior to May 15, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11(b) shall not be available to any party whose breach of any provision of this Agreement results in or causes the failure of the Initial Closing to occur by such time;

(c)          by such Purchaser or the Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction has issued a decision, injunction, judgment, order, ruling, verdict, writ or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and such decision, injunction, judgment, order, ruling, verdict, writ or any other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11(c) shall not be available to any party whose breach of any provision of this Agreement results in or causes such decision, injunction, judgment, order, ruling, verdict, writ or other action;

(d)          by such Purchaser, upon written notice to the Company, if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that the conditions to the Initial Closing set forth in Section 3 would not be satisfied and (ii) such breach is not cured (if curable) within thirty days after delivery of such notice; provided that this Section 11(d) shall only apply if such Purchaser is not in material breach of any of its obligations under this Agreement; or

(e)          by such Purchaser, upon written notice to the Company, in the event the Company or any of its Subsidiaries, (a) become subject to any judgment, order, ruling or verdict, or settle or agree to settle any claim, dispute or litigation, in each case that results in the Company or any of its Subsidiaries becoming liable, net of insurance proceeds actually received (i) with respect to Merrick and arising out of or related to the Direct Air Matter, for an amount that, individually or in the aggregate, is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets or (ii) in the case of any other third-party (including, without limitation, any sponsoring bank other than Merrick) or Merrick for any matter not arising out of or related to the Direct Air Matter, for an amount, individually or in the aggregate, equal to or exceeding $2,500,000 or (b) become subject to any claim made by any sponsoring bank or other third party which would reasonably be expected to cause the Company or its Subsidiaries to be liable, individually or in the aggregate, for an amount that is not solely satisfied out of the Escrowed Shares (and without the payment of cash by the Company or any of its Subsidiaries) and/or the Designated Assets (in the case of any claims by Merrick arising out of or related to the Direct Air Matter) or $2,500,000 (in the case of any other claim by any third party, including by Merrick for any claim not arising out of or related to the Direct Air Matter), as applicable.

In the event this Agreement is terminated pursuant to this Section 11, such termination shall not relieve any party of liability for any breaches of this Agreement that occurred prior to such termination and notwithstanding any such termination, the provisions of Section 12 shall not terminate and shall be deemed to survive any such termination.

Section 12.         General Provisions.

12.1.          Expenses. The Company shall pay, and hold Purchaser and all holders of Preferred Stock, Series A-2 Preferred Stock and Underlying Common Stock harmless against liability for the payment of stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any shares of Preferred Stock, Series A-2 Preferred Stock or any shares of Common Stock issuable upon conversion of Preferred Stock and/or Series A-2 Preferred Stock. In addition, the Company shall pay the reasonable legal fees and expenses (not to exceed $25,000 in the aggregate) of Greenberg Traurig, LLP, counsel to the Purchasers, incurred by such Purchasers in connection with the transactions contemplated by this Agreement, which amount shall be paid directly by the Company to Greenberg Traurig, LLP at the applicable Closing or paid by the Company to Greenberg Traurig, LLP upon termination of this Agreement so long as such termination did not occur as a result of a material breach by such Purchasers of any of their obligations hereunder (as the case may be).

12.2.          Amendments and Waivers. Except as otherwise provided herein, no term of this Agreement may be amended or modified without the prior written consent of the Company and the holders of a majority of the Underlying Common Stock purchased hereunder (treating for this purpose only the holders of Preferred Stock and Series A-2 Preferred Stock as holders of Underlying Common Stock that such shares of Preferred Stock and/or Series A-2 Preferred Stock are convertible or are converted into). No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom such waiver is sought to be enforced. The failure or delay of any Person to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Person thereafter to enforce each and every provision of this Agreement in accordance with its terms.  A waiver of consent to or of any breach or default by any Person in the performance by that Person of his, her or its obligations under this Agreement shall not be deemed to be a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement. For purposes of this Agreement and the Transaction Agreements, shares of Preferred Stock, Series A-2 Preferred Stock or Underlying Common Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding.

12.3.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under applicable Law in any jurisdiction, such provision shall be affected only to the extent of such prohibition, illegality, unenforceability or invalidity, without invalidating the remainder of this Agreement.

12.4.          Remedies. Each holder of Preferred Stock, Series A-2 Preferred Stock and Underlying Common Stock shall have all rights and remedies set forth in this Agreement, the Certificate of Incorporation, the Certificate of Designation and the Series A-2 Certificate of Designation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any Law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to any other rights and remedies existing hereunder, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

12.5.          Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for a Purchaser’s benefit as a purchaser or holder of Preferred Stock, Series A-2 Preferred Stock or Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock, Series A-2 Preferred Stock or such Underlying Common Stock.

12.6.          Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day (provided that any such notice under this clause (ii) shall not be effective unless within one Business Day after the notice is sent, a copy of such notice is sent to the recipient by first-class mail, return receipt requested, or reputable overnight courier service (charges prepaid)), (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first-class mail, return receipt requested. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by five days’ advance written notice to the other party:

If to the Company:

JetPay Corporation
1175 Lancaster Avenue, Suite 100

Berwyn, Pennsylvania 19312

Attention: President

Facsimile: (484) 318-8370

With a copy to (which shall not constitute notice to the Company):

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: James A. Lebovitz

Facsimile: (215) 994-2222

If to a Purchaser:

c/o Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

Attention: Legal Department

Facsimile: 617-289-5699

With a copy to (which shall not constitute notice to Purchaser):

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Attention: Bradley A. Jacobson

Facsimile: (617) 279-8402

12.7.          Business Days. If any time period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

12.8.          Governing Law. The corporate Law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.9.          Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties hereto to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or other legal proceeding relating to or arising in any way from this Agreement, the other Transaction Agreements or the transactions contemplated herein, and any lawsuit or other legal proceeding relating to or arising in any way to this Agreement, the other Transaction Agreements or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

12.10.         CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.6. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

12.11.         Effective Date. This Agreement shall become effective immediately upon execution and delivery thereof by the parties hereto.

12.12.         Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

12.13.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word ‘‘including’’ shall mean including without limitation.

12.14.         Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent executed and delivered by means of a photographic, photostatic, facsimile, or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

12.15.         Entire Agreement. Except as otherwise provided herein, this Agreement and the other agreements and instruments referred to herein contain the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements and representations by or among the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

12.16.         Counterparts. This Agreement may be executed simultaneously in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

12.17.         Capital and Surplus; Special Reserves. The Company agrees that the capital of the Company (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the Preferred Stock issued pursuant to this Agreement shall be equal to the aggregate par value of such shares and that it shall not increase the capital of the Company with respect to any shares of the Company’s Capital Stock at any time on or after the date of this Agreement. The Company also agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of the holders of at least 50% of the outstanding Preferred Stock and the Series A Preferred Stock, voting together as a single class.

12.18.         Treatment of the Preferred Stock and Series A-2 Preferred Stock. The Company covenants and agrees that (a) so long as federal income Tax Laws prohibit a deduction for distributions made by the Company with respect to equity interests, it shall treat all distributions paid by it on the Preferred Stock or Series A-2 Preferred Stock as Non-deductible dividends on all of its Tax Returns and (b) it shall treat the Preferred Stock and Series A-2 Preferred Stock as equity interests in all of its financial statements and other reports and shall treat all distributions paid by it on the Preferred Stock or Series A-2 Preferred Stock as dividends on equity interests in such statements and reports. The Company and the Purchasers mutually agree that the Preferred Stock and the Series A-2 Preferred Stock is stock which participates in corporate growth to a significant extent within the meaning of Treasury Regulations Section 1.305-5(a), and hence will not be treated as preferred stock for purposes of Code Section 305 and the regulations thereunder.

12.19.         Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with GAAP, consistently applied, except that if because of a change in GAAP the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with GAAP, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies, unless otherwise directed by the holders of at least 50% of the outstanding Preferred Stock and the Series A Preferred Stock, voting together as a single class.

12.20.         Third Party Beneficiaries. Nothing in this Agreement (implied or otherwise) is intended to confer upon any Person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

JETPAY CORPORATION

By:	/s/ Bipin C. Shah
Name:	Bipin C. Shah
Its:	Chairman and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PURCHASER

By:	Wellington Management Company, LLP, its investment advisor

By:	/s Steven M. Hoffman
Name:	Steven M. Hoffman
Title:	Vice President and Counsel

Total Shares: 9,000

Initial Closing Shares: 2,565

Initial Closing Purchase Price: $769,500

Specified Percentage of Flexpoint’s Investment: 6,75%

[Signature Page to Securities Purchase Agreement]